Exhibit 10.12

THIRD AMENDMENT, WAIVER AND RATIFICATION

dated as of September 15, 2015

by and among

PCS LINK, INC. d/b/a GREENWOOD & HALL,

as the Borrower,

GREENWOOD HALL, INC.

and

JOHN HALL

as the Guarantors,

and

OPUS BANK,

as the Bank

Re Amended and Restated Credit Agreement dated as of July 18, 2014

THIRD AMENDMENT, WAIVER AND RATIFICATION

THIS THIRD AMENDMENT, WAIVER AND RATIFICATION dated as of September __, 2015 (this “Amendment”), is entered into by and among (a) PCS LINK, INC., a California corporation d/b/a Greenwood & Hall (“Borrower”), (b) GREENWOOD HALL, INC., a Nevada corporation, and JOHN HALL, an individual (each, a “Guarantor,” collectively, the “Guarantors,” and together with Borrower, the “Credit Parties”), and (c) OPUS BANK, a California banking corporation (“Bank”).

WITNESSETH:

WHEREAS, the Credit Parties and Bank are parties to an Amended and Restated Credit Agreement, dated as of July 18, 2014, as amended by a First Amendment, Waiver and Ratification, dated as of December 12, 2014, and by a Second Amendment, Waiver and Ratification, dated as of April 13, 2015 (collectively, the “Credit Agreement”; capitalized terms used but not defined herein shall have the respective meanings given to them in the Credit Agreement);

WHEREAS, certain Events of Default have occurred and are continuing under Section 9 of the Credit Agreement due to the Credit Parties’ failure to comply with (a) the requirements of Section 6.3A. of the Credit Agreement (Senior Funded Debt to EBITDA Ratio) for the fiscal quarter ended June 30, 2015 and (b) the requirements of Section 6.3B. of the Credit Agreement (Minimum Asset Coverage Ratio) for the months ended June 30, 2015, July 31, 2015, and August 31, 2015 (collectively, the “Acknowledged Events of Default”);

WHEREAS, the Credit Parties have requested that Bank waive the Acknowledged Events of Default, extend the Maturity Date from January 1, 2016 to April 15, 2016, and make certain additional modifications to the Credit Agreement, and Bank is willing to provide such accommodations to Borrower subject to the terms and conditions set forth herein; and

WHEREAS, concurrently herewith, California United Bank (“CUB”) and Colgan Financial Group, Inc. (“Colgan”) will agree to permit the transactions set forth herein, irrespective of the terms of the Omnibus Amendment, Reaffirmation and Ratification dated as of December 18, 2014.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Section 1.                 Amendments. From and after the Third Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

(a)                Notwithstanding anything to the contrary set forth in Section 2.3 of the Credit Agreement, Bank shall have no obligation to make additional extensions of credit to Borrower under Facility B.

(b)               The definition of “Maturity Date” in each Note is hereby amended to read as follows:

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“Maturity Date” means the earlier of (i) April 15, 2016 or (ii) the date on which a Liquidity Event occurs.

(c)                Section 3 of the Credit Agreement is hereby amended and supplemented by adding therein a new Section 3.25A as follows:

“3.25A “Liquidity Event” means any of the following events: (i) a public offering of Equity Interests of Borrower or a private offering of debt or equity securities of Borrower, in either case only to the extent such event results in Borrower’s receipt of proceeds, net of all transaction costs and expenses, in an aggregate amount not less than the then outstanding amount of the Liabilities; or (ii) the sale of all of the capital stock or substantially all of the assets of Borrower.

(d)               The following covenants are hereby added to the Credit Agreement, failure to comply with any of which in a timely manner shall constitute an Event of Default:

(i)                 Borrower shall engage and keep engaged an investment banker acceptable to Bank at all times to assist with raising capital and finding potential investors and buyers, and such investment banker shall provide weekly written updates and information to Bank and otherwise be available to communicate directly with Bank and cooperate with Bank;

(ii)               Borrower shall provide weekly written updates to Bank of all proposals, letters of intent, commitments and investments received from existing and new investors and potential buyers, and shall promptly after receipt thereof provide Bank with copies of all signed proposals, letters of intent and commitments;

(iii)             Borrower shall deliver to Bank monthly internally prepared financial statements and accounts receivable and accounts payable agings. Borrower shall deliver such information to Bank within 30 days after the end of each month, commencing on September 30, 2015, in respect of the month of August 2015.

(iv)             Borrower shall deliver to Bank no later than concurrently with the Third Amendment Effective Date: (i) a projected cash flow forecast of Borrower, acceptable to Bank, broken down by week, covering the period commencing on August 31, 2015 and ending on April 15, 2016; and (ii) a projected cash flow forecast of Borrower, acceptable to Bank, broken down by month, covering the period commencing on September 1, 2015 and ending on April 30, 2016.

(v)               (A) For each of the weeks of September 7, 2015 through and including April 15, 2016, Borrower shall provide to Bank weekly written rolling updates to the projected cash flow forecast for the period from August 31, 2015 through April 15, 2016 delivered by Borrower to Bank, acceptable to Bank, and pursuant to the immediately preceding clause (iii), and (B) for each of the months of September 2015 through and including April 2016, Borrower shall provide to Bank monthly written rolling updates to the projected cash flow forecasts for the period of August 31, 2015 through April 15, 2016 delivered by Borrower to Bank, acceptable to Bank, and pursuant to the immediately preceding clause (iii);

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(vi)             No later than October 2, 2015, Borrower shall have received the proceeds of capital (in addition to the capital that Borrower is required to have received pursuant to Section 8(f) below, as a condition precedent to the effectiveness of this Amendment), consisting of either equity or unsecured debt, or a combination of the two, in an aggregate gross amount of not less than $1,250,000 (the “Additional Capital”), and Borrower shall use all of the proceeds of the Additional Capital solely for Borrower’s working capital purposes; and

(vii)           Notwithstanding anything to the contrary in any subordination agreement or Loan Document or other agreement, Borrower shall not make any payments to any subordinated creditors or other persons or entities, except as provided herein. Specifically, all amounts received by Borrower shall be used by Borrower only for its operating needs, and shall not be used to pay any subordinated creditors or other persons or entities, except as provided in Borrower’s weekly budget submitted to and approved by Bank.

(e)                Notwithstanding anything to the contrary set forth in the Credit Agreement or in any other Loan Document, Borrower shall have no further obligation to comply with either the quarterly maximum Senior Funded Debt to EBITDA Ratio covenant set forth in Section 6.3A of the Credit Agreement or the monthly Minimum Asset Coverage Ratio covenant set forth in Section 6.3B of the Credit Agreement.

(f)                Notwithstanding anything to the contrary set forth in the Credit Agreement or any other Loan Document, between the Third Amendment Effective Date and the Maturity Date, Borrower shall not be obligated to make any scheduled payments of principal to Bank under the Credit Agreement or the other Loan Documents. All principal installments that would have been payable pursuant to the Credit Agreement and the other Loan Documents between the Third Amendment Effective Date and the Maturity Date will accrue and be due and payable in full on the Maturity Date, along with all accrued and unpaid interest, all reimbursable costs and expenses of Bank described in Section 10, and all other outstanding Liabilities.

(g)               Notwithstanding anything to the contrary set forth in the Credit Agreement or any other Loan Document, Borrower shall pay interest on the outstanding principal amount of the Liabilities, monthly in arrears, commencing on September 1, 2015, in respect of the month of August 2015, and continuing on the first day of each month thereafter so long as any Liabilities are outstanding, at the rate of 8% per annum.

(h)               Notwithstanding anything to the contrary set forth in any agreement, document or instrument executed by Borrower in favor of CUB, Borrower shall pay interest on its obligations to CUB only as follows: (i) Borrower may pay interest that accrues on its obligations to CUB during the period commencing on the Third Amendment Effective Date and continuing through the maturity date of such obligations at the current annual non-default rate payable under Borrower’s financing agreements with CUB; (ii) all interest accrued on Borrower’s obligations to CUB prior to the Third Amendment Effective Date shall be payable no earlier than the Borrower’s receipt of the Additional Capital and so long as (A) Borrower is in compliance with the Credit Agreement as amended by this Amendment and (B) Borrower’s financial performance as of the date of any such payment is consistent with the original, static monthly and weekly cash flow forecasts delivered by Borrower to Bank pursuant to Section 1(d)(iv) above (i.e., without giving effect to any of the updated cash flow forecasts delivered by Borrower to Bank pursuant to Section 1(d)(v) above), Borrower may pay, at the annual non-default rate required under Borrower’s financing agreements with CUB, all interest accrued through August 1, 2015 on Borrower’s obligations to CUB.

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(i)                 Notwithstanding anything to the contrary set forth in any agreement, document or instrument executed by Borrower in favor of Colgan, Borrower shall pay interest on its obligations to Colgan only as follows: (i) following Borrower’s receipt of the Additional Capital and so long as (A) Borrower is in compliance with the Credit Agreement as amended by this Amendment and (B) Borrower’s financial performance as of the date of any such payment is consistent with the original, static monthly and weekly cash flow forecasts delivered by Borrower to Bank pursuant to Section 1(d)(iv) above (i.e., without giving effect to any of the updated cash flow forecasts delivered by Borrower to Bank pursuant to Section 1(d)(v) above), Borrower may make monthly interest payments to Colgan at one-half the current annual, non-default rate required under Borrower’s financing agreements with Colgan, but in no event, shall such interest payments exceed eleven thousand one-hundred seventy-six and 50/100 dollars ($11,176.50); and (ii) all other accrued and unpaid interest owing by Borrower to Colgan shall be capitalized and payable no earlier than the Maturity Date.

Section 2.                 Waiver of Acknowledged Events of Default.

(a)                Waiver of Acknowledged Events of Default. From and after the Third Amendment Effective Date, notwithstanding the provisions of the Credit Agreement to the contrary, Bank hereby waives, on a one-time basis, the Acknowledged Events of Default.

(b)               Effectiveness of Waiver. This waiver shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach or Event of Default other than as specifically waived herein nor as a waiver of any breach or Event of Default of which Bank has not been informed in writing by the Credit Parties, (b) affect the right of Bank to demand compliance by the Credit Parties with all terms and conditions of the Loan Documents, except as specifically modified or waived by this Amendment, (c) be deemed a waiver of any transaction or future action on the part of the Credit Parties requiring Bank’s consent or approval under the Loan Documents, or (d) except as waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, Bank’s exercise of any rights or remedies under the Credit Agreement or any other Loan Document, whether arising as a consequence of any Event of Default (other than an Acknowledged Event of Default) which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

Notwithstanding the above waiver, such Acknowledged Events of Default shall not be considered waived for purposes of Sections 6.2L. (Distributions) or 4.2B. (No Default) of the Credit Agreement.

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Section 3.                 Representations and Warranties. Each Credit Party hereby represents and warrants to Bank as follows:

(a)                After giving effect to this Amendment, no Event of Default has occurred and is continuing.

(b)               The execution, delivery and performance by each Credit Party of this Amendment has been duly authorized by all necessary corporate and other action, and no registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) is required in order to be effective and enforceable.

(c)                This Amendment and each of the other Loan Documents constitute the legal, valid and binding respective obligations of each Credit Party, enforceable against it in accordance with their respective terms.

(d)               All representations and warranties of each Credit Party in the Loan Documents are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date).

(e)                Each Credit Party is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon Bank or any other Person.

(f)                Each Credit Party’s respective obligations under the Credit Agreement and under the other Loan Documents, as applicable, are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

Section 4.                 Continuing Effectiveness; Ratification of Loan Documents. Each of the Loan Documents shall remain in full force and effect and each of the agreements, guarantees and obligations contained therein (as amended hereby) is hereby ratified and confirmed in all respects.

Section 5.                 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same agreement.

Section 6.                 Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Section 7.                 Successors and Assigns. This Amendment shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

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Section 8.                 Closing Conditions; Effectiveness. This Amendment shall become effective as of the day and year set forth above (the “Third Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance acceptable to Bank):

(a)                This Amendment. Bank shall have received a copy of this Amendment duly executed by each of the Credit Parties and Bank.

(b)               CUB and Colgan Waivers. Bank shall have received written evidence that each of CUB and Colgan have: (i) waived any defaults or events of default existing as of the Third Amendment Effective Date under their respective agreements with Borrower; (ii) agreed to extend the maturity date of their respective financing agreements with Borrower to a date no earlier than the Maturity Date; and (iii) agreed not to receive any payments of principal from the date hereof until a date no earlier than the Maturity Date.

(c)                Replacement Warrant. Bank shall have received a warrant to purchase 1,200,000 shares of common stock of Borrower at an exercise price of $1.00 per share (the “Replacement Warrant”), which Replacement Warrant shall not be subject to protection against dilution or to a cash-less exercise right, with the understanding that upon its receipt of the Replacement Warrant, Bank shall return and surrender to Borrower for no additional consideration the existing warrant that Borrower issued to Bank on July 18, 2014.

(d)                Default. After giving effect to this Amendment, no Event of Default shall exist.

(e)                No Overdrafts. Borrower shall have no outstanding overdrafts under any of its deposit accounts maintained at Bank.

(f)                Capital Raise. No later than August 25, 2015, Borrower shall have received commitments from investors or lenders to provide Borrower at least $750,000 of additional capital consisting of either equity or unsecured debt, or a combination of the two, of which at least $500,000 shall have been contributed or funded to Borrower no later than August 19, 2015 and used by Borrower solely for working capital purposes.

(g)               Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to Bank and its counsel.

Section 9.

Section 10.             Bank Expenses. Borrower shall be liable to Bank for all legal fees and expenses incurred by Bank in connection with the documentation and negotiation of this Amendment, the Credit Agreement documents, and the other agreements, documents and instruments required hereunder, provided that such fees and expenses shall not be due and payable until the Maturity Date, on which date Borrower shall repay all such fees and expenses and all other outstanding Liabilities (including all other accrued and unpaid legal fees and expenses incurred by Bank).

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Section 11.             Entire Agreement. This Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 12.             Release of ClaimsSection 13..

(a)                Effective upon the execution hereof, and notwithstanding any failure of Borrower to satisfy any of the conditions precedent set forth in Section 8 above, each of Borrower and each Guarantor hereby agrees that, without any further act, Bank, together with its officers, directors, employees, counsel, agents, and attorneys in fact, is fully and forever released and discharged from any and all claims for damages or losses to Borrower or either Guarantor (whether these damages or losses are known or unknown, foreseen or unforeseen, or patent or latent) including, without limitation, tort claims, demands, actions and causes of action of any nature, whatsoever arising under or relating to the Loan Documents or any of the transactions related thereto, prior to the date hereof, and each of Borrower and each Guarantor waives application of California Civil Code Section 1542.

(b)               Each of Borrower and each Guarantor certifies that it or he, as applicable, has read the following provisions of California Civil Code Section 1542:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(c)                Each of Borrower and each Guarantor understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it, or he, as applicable, should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, each of Borrower and each Guarantor acknowledges that it, or he, as applicable, intends these consequences even as to claims for damages that may exist as of the date of this release but which they do not know exist, and which, if known, would materially affect their decision to execute this Amendment, regardless of whether their lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

PCS LINK, INC., d/b/a GREENWOOD & HALL, as Borrower

By: __________________________________
/s/ John Hall
Chief Executive Officer

GREENWOOD HALL, INC., as a Guarantor

By: ___________________________________
/s/ John Hall
Chief Executive Officer

JOHN HALL, as a Guarantor

_________________________________________

OPUS BANK, as Bank

By:______________________________________
/s/ Kathryn Specht
Senior Vice President,
Special Credits

Third Amendment, Waiver and Ratification